Exhibit 5.1

1271 Avenue of the Americas New York, New York 10020-1401 Tel: +1.212.906.1200 Fax: +1.212.751.4864 www.lw.com

October 6, 2026	FIRM / AFFILIATE OFFICES
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Neighborhood Intelligence, Inc.
433 W. Ascension Way, 3rd Floor
Murray, Utah 84123

Re:
Registration Statement on Form S-3 (No. 333-297978)
11,243,511 shares of Common Stock, $0.0001 par value per share, Pre-Funded Warrants to purchase up to 5,241,997 shares of Common Stock, Common Warrants to purchase up to 16,123,189 shares of Common Stock, and Placement Agent Warrants to purchase up to 494,565 shares of Common Stock

To the addressee set forth above:

We have acted as special counsel to Neighborhood Intelligence, Inc., a Delaware corporation (the “Company”), in connection with the offering of 11,243,511 shares of Common Stock of the Company, par value $0.0001 per share (the “Shares”), common warrants to purchase 16,123,189 shares of Common Stock (the “Common Warrants”), pre-funded warrants to purchase 5,241,997 shares of Common Stock (the “Pre-Funded Warrants”), and placement agent warrants to purchase up to 494,565 shares of Common Stock (the “Placement Agent Warrants” and, together with the Common Warrants and the Pre-Funded Warrants, the “Warrants”). The offering of the Shares and the Warrants was made under a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on August 4, 2026 (Registration No. 333-297978) (as amended, the “Registration Statement”) and pursuant to a base prospectus dated August 18, 2026 (the “Base Prospectus”) and a prospectus supplement relating to the registered direct offering, dated October 5, 2026 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”). The Shares, the Common Warrants and the Pre-Funded Warrants are being sold pursuant to a securities purchase agreement, dated October 5, 2026 (the “Securities Purchase Agreement”), between the Company and the purchasers named therein, and the Placement Agent Warrants are being issued pursuant to an engagement letter, dated October 5, 2026 (the “Engagement Letter”), between the Company and Rodman & Renshaw LLC (the “Placement Agent”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issuance of the Shares, the Warrants and the Warrant Shares (as defined below).

October 6, 2026 Page 2

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”) and, with respect to our opinion in paragraph 2 hereof as to the enforceability of the Warrants, the laws of the State of New York, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.
When the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Securities Purchase Agreement, the issuance and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and non-assessable.

2.
When the Warrants have been duly issued by the Company against payment therefor in the circumstances contemplated by the Securities Purchase Agreement and the Engagement Agreement, as applicable, the issue and sale of the Warrants will have been duly authorized by all necessary corporate action of the Company, and the Warrants will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

3.
When the shares of Common Stock initially issuable upon exercise of the Warrants (the “Warrant Shares”) shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the applicable Warrant holder, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the applicable Warrants, the issue of the Warrant Shares will have been duly authorized by all necessary corporate action of the Company and the Warrant Shares will be validly issued, fully paid and non-assessable.

In rendering the foregoing opinions, we have assumed that (i) the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL and (ii) upon the issue of any of the Warrant Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its Certificate of Incorporation and by the Board of Directors of the Company in connection with the offering contemplated by the Registration Statement and the Prospectus.

October 6, 2026 Page 3

With your consent, we have assumed that the status of the Warrants as legally valid and binding obligations of the Company is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K dated October 6, 2026 and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP